Exhibit 99.1

PRESS RELEASE

June 20, 2008

Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES REDEMPTION
OF MUTUAL FUND INVESTMENT AND FURTHER IMPAIRMENT

Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq: PBIP) announced today that Prudential Savings Bank, the wholly owned subsidiary of Prudential Bancorp, redeemed as of June 16, 2008 its investment in the AMF Ultra-Short Mortgage Fund because of the continuing decline in the net asset value (“NAV”) of the mutual fund.  In connection with reporting its results of operations for the quarter ended March 31, 2008, the Company announced in May 2008 that its $35.0 million investment in such mutual fund was impaired due to the determination that the decline in fair value of such fund was other than temporary.  As a result of such determination, the Company recognized a $985,000 after-tax charge for the March 2008 quarter.  The decline in the NAV reflected the decline in fair value of the underlying mortgage-related securities held by such fund and the ongoing turbulence being experienced in the mortgage and bond markets.  Subsequent to March 31, 2008, the NAV of the fund continued to decline significantly.  In May 2008, the asset manager of the fund advised Prudential Bancorp that it had activated the redemption in kind provisions.  Due to the continued decline in the NAV of the fund and the manager’s decision to activate the redemption in kind provision, Prudential Savings redeemed its shares in the form of cash and securities.  As a result, Prudential Savings has received $250,000 in cash.  The remainder of the value of its shares in the mutual fund will be distributed in the form of its representative interest in the securities held by the fund. The decline in the NAV of the securities held by the fund will result in after-tax charge estimated to amount to approximately $2.3 million for the quarter ended June 30, 2008.  Although the Company has not made a final determination and is continuing to evaluate the matter, it anticipates classifying a substantial portion of the securities it receives as available for sale.  As a result, future changes in the fair value of such securities will not effect the Company’s results of operations although they will result in adjustments to its equity.  A listing of the non-agency private label securities held in the Ultra-Short Mortgage Fund, as of May 30, 2008, is available at www.amffunds.com.

The receipt of securities from the fund as a result of the redemption of the Company’s interest in the fund will result in the Company directly receiving all of the principal (including prepayments) and interest payments made each month on the securities and will eliminate the 45 basis point fund management fee for the shares held in the fund.  The receipt of the securities from the fund will also eliminate the non-maturity characteristic associated with investments in a mutual fund since each individual security will have a final maturity date.

Subsequent to recognizing this additional impairment charge, Prudential Savings will continue to be well capitalized with an approximate Tier 1 capital (to risk weighted assets) ratio substantially in excess of 12%.

Prudential Bancorp, Inc. of Pennsylvania is the “mid-tier” holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank recently opened its newest branch location at 28 N. Third Street in the “Old City” section of Philadelphia and now operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania.  At March 31, 2008, the Company had assets totaling $478.2 million, liabilities totaling $402.8 million and $75.4 million of shareholders’ equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.